Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA FOUNDED 1866	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

November 18, 2016

CBOE Holdings, Inc.

400 South LaSalle Street

Chicago, Illinois 60605

Re:     CBOE Holdings, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by CBOE Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (“CBOE Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of September 25, 2016 (the “Merger Agreement”), by and among the Company, CBOE Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), CBOE V, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger LLC”), and Bats Global Markets, Inc., a Delaware corporation (“Bats”), which provides, among other things, that (i) Merger Sub will merge with and into Bats, with Bats surviving the Merger and becoming a wholly owned subsidiary of the Company (the “Merger”), and (ii) following the completion of the Merger, the surviving corporation from the Merger will merge with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving the Subsequent Merger and continuing as a wholly owned subsidiary of the Company. The Registered Shares consist of (i) shares of CBOE Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to (A) Section 2.1(b) of the Merger Agreement, relating to shares of Bats common stock, par value $0.01 per share (“Bats Common Stock”), outstanding at the effective time of the Merger, and (B) Section 2.4(b) of the Merger Agreement relating to restricted shares of Bats Common Stock outstanding at the effective time of the Merger, and (ii) shares of CBOE Common Stock issuable upon the exercise of options (the “Substitute Options”) resulting from the conversion of Bats stock options outstanding at the effective time of the Merger pursuant to Section 2.4(a) of the Merger Agreement (the “Option Shares”).  The Merger is subject to satisfaction or waiver of a number of conditions, including the approval by the Company’s stockholders of the issuance of the Registered Shares as contemplated by the Merger Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

CBOE Holdings, Inc.

November 18, 2016

We have examined the Registration Statement and the exhibits filed therewith, the Second Amended and Restated Certificate of Incorporation of the Company, the Third Amended and Restated Bylaws of the Company, the Merger Agreement and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.  As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing we are of the opinion that:

1.                                      Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the Delaware General Corporation Law (the “DGCL”) and (iv) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

2.                                      Each Option Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the DGCL and (iv) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Option Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Option Share to the person entitled thereto, in each case against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the related Substitute Option and any applicable agreement or plan.

CBOE Holdings, Inc.

November 18, 2016

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP